Exhibit 99.1

MabCure Completes a Private Placement in the Aggregate Amount of $1 million

Hasselt, Belgium (March 8, 2010) — MabCure, Inc. (OTCBB:MBCI) (“MabCure”), a biotechnology company using its proprietary technology to create highly specific monoclonal antibodies (MAbs) for the early detection of cancer, today announced that it has recently completed a private placement in the aggregate amount of $1 million. The amount is comprised of a $500,000 cash investment and the conversion of a $500,000 bridge loan that was made in September 2009, into equity securities (together, the “Investment Transactions”).

Under the terms of the Investment Transactions, MabCure will issue 2,000,000 units to the investors at a price of $0.50 per unit. Each unit consists of: (i) one share of MabCure common stock; (ii) one two-year non-transferable common stock purchase warrant exercisable at a price of US$0.60 per share; and (iii) one two-year non-transferable common stock purchase warrant exercisable at a price of US$0.70 per share.

The new investment capital will be used by MabCure to pursue its clinical trials in Europe and Asia. Clinical trials to diagnose ovarian cancer are already underway after MabCure signed a clinical research agreement with the Ramathibodi Hospital, Mahidol University in Bangkok, Thailand. The study aims to evaluate MabCure’s panel of anti-ovarian MAbs in diagnosing ovarian cancer in the blood and urine of patients suspected of having the disease.

Dr. Amnon Gonenne, MabCure’s president and CEO commented, “We are very pleased to close this private placement and to convert our bridge loan into equity securities, particularly during challenging times for raising private equity. The funds will provide us with the near-term liquidity we need to sustain our clinical trials program and to grow the business.”

About MabCure

MabCure is a biotechnology company whose vision is to change the perception of cancer as being a largely incurable disease. MabCure owns proprietary technology for the creation of unique and highly specific monoclonal antibodies (MAbs) which will be developed as diagnostic tools, imaging agents and drugs to treat lethal cancers. MabCure’s initial goal is to develop its novel MAbs as diagnostic tools for the detection of ovarian and prostate cancers at an early stage, when these diseases are still localized and highly curable. For further information visit MabCure’s website at http://www.mabcure.com.

Forward-Looking Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Mabcure’s plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in MabCure’s filings with the Securities and Exchange Commission.